Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CDW CORPORATION

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Adopted in accordance with the provisions

of §242 of the General Corporation Law

of the State of Delaware

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The undersigned, being an authorized officer of CDW Corporation, a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That the original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on May 25, 2007 under the name VH Holdings, Inc.

SECOND: That an Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on October 5, 2007. The Second Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on October 11, 2007. The Third Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on March 7, 2008. The Fourth Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on August 17, 2010. The Fifth Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on June 13, 2013 and a Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on each of May 19, 2016 and May 23, 2018, respectively (such certificate, as so amended and restated, the “Certificate of Incorporation”).

THIRD: That Section 3 of Article Six of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

Section 3. Classes of Directors. All directors shall be of one class, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances.

FOURTH: That the fourth paragraph of Section 4 of Article Six of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

Directors shall be elected to hold office until the annual meeting of stockholders held in the year following the year of their election and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. If any director who at the time of his or her most recent election or appointment to a term on the Board of Directors was an officer of the Corporation ceases to be an officer of the Corporation during such term as director, such director shall no longer be qualified to be a director and shall immediately cease to be a director without any further action unless otherwise determined by the Board of Directors. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

FIFTH: That Section 6 of Article Six of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

Section 6. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), at a meeting of the Corporation’s stockholders called for that purpose. Any director may resign at any time upon written notice to the Corporation.

SIXTH: That Article Eight of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

Section 1. Action by Written Consent. Any action required or permitted to be taken by the Corporation’s stockholders may be effected only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied.

Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

SEVENTH: That Article Nine of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

Reserved.

EIGHTH: That Article Ten of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

Reserved.

NINTH: That Section 2 of Article Eleven of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

Section 2. Amendments to this Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein and by law, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of ARTICLE SIX, ARTICLE SEVEN, ARTICLE EIGHT, ARTICLE TEN, ARTICLE ELEVEN or ARTICLE TWELVE of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of holders of at least a majority of the voting power of all outstanding shares of Voting Stock, voting together as a single class, at a meeting of the Corporation’s stockholders called for that purpose.

TENTH: That the terms and provisions of this Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation were duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his or her hand this 20th day of May, 2021.

CDW Corporation, a Delaware corporation

By:	/s/ Frederick J. Kulevich
Name:	Frederick J. Kulevich
Title:	Senior Vice President, General Counsel and Corporate Secretary